EXHIBIT 99.1

AMERICAN EAGLE OUTFITTERS

REPORTS FOURTH QUARTER 2011 RESULTS

Pittsburgh, March 7, 2012—American Eagle Outfitters, Inc. (NYSE:AEO) today announced earnings for the fourth quarter ended January 28, 2012 of $0.26 per diluted share. Adjusted earnings for the fourth quarter ended January 28, 2012 were $0.35 per diluted share, which excludes store impairment charges and executive transition costs of $0.07 and $0.02 per diluted share, respectively. This compares to earnings of $0.44 per diluted share last year.

The company also announced earnings for the fiscal year ended January 28, 2012 of $0.77 per diluted share. Adjusted earnings for the fiscal year ended January 28, 2012 were $0.86 per diluted share, which excludes store impairment charges and executive transition costs of $0.07 and $0.02 per diluted share, respectively. Adjusted income from continuing operations for the fiscal year ended January 29, 2011 was $1.02 per diluted share, which excluded a realized loss from the sale of investment securities of $0.12 per diluted share. Please see the following tables for a complete reconciliation of GAAP to non-GAAP earnings per diluted share from continuing operations for all periods.

Fourth Quarter Results

Total sales for the quarter increased 14% to $1.04 billion, compared to $916 million last year. Fourth quarter comparable store sales increased 10%, compared to a 7% decrease last year. Including AEO Direct sales, comparable store sales increased 11%. For additional comparable store sales information for the period, see the accompanying table.

Gross profit was $356 million, or 34.1% as a rate to sales, compared to $361 million, or 39.4% as a rate to sales, last year. The gross margin decline was due to a lower merchandise margin. Average unit cost increases, driven by higher product costs, resulted in approximately half of the 610 basis point decline in merchandise margin. Increased markdowns, required to drive sales during peak Holiday shopping periods, contributed the balance of the decline. Buying, occupancy and warehousing costs improved 80 basis points as a rate to sales, primarily due to top line growth driven by the 10% comparable store sales increase.

Selling, general and administrative expense was $220 million, compared to $194 million last year, and includes $6 million of executive transition costs. As a rate to sales, SG&A improved 10 basis points to 21.1%, compared to 21.2% last year. The increase in SG&A expense is due to variable expense related to the sales increase and a planned investment in advertising.

During the quarter, the company recorded asset impairment charges of $21 million primarily related to aerie stores.

Operating income for the quarter was $80 million, compared to $134 million last year.

Fiscal 2011 Results—Continuing Operations

Total sales for the year increased 6% to $3.16 billion, compared to $2.97 billion last year. Fiscal 2011 comparable store sales increased 3%, compared to a 1% decrease last year, and were driven by our key item promotional strategy that began in the second half of the year. Including AEO Direct sales, comparable store sales increased 4%. For additional comparable store sales information for the period, see the accompanying table.

Gross profit was $1.13 billion, or 35.7% as a rate to sales, compared to $1.17 billion, or 39.5% as a rate to sales, last year. The merchandise margin rate declined 360 basis points. For the year, higher product costs were the primary driver in the merchandise margin decrease with increased markdowns from promotions contributing to the balance of the decline. Buying, occupancy and warehousing costs increased 20 basis points, primarily due to an increase in rent.

Selling, general and administrative expense increased 3% to $736 million, compared to $713 million last year. As a rate to sales, SG&A improved 70 basis points to 23.3%, compared to 24.0% last year. Expense reduction efforts, offset by new store growth, variable expense related to the sales increase and a planned advertising investment contributed to the improvement in SG&A rate.

Operating income for the quarter was $231 million, compared to $317 million last year.

AEO Direct

In the fourth quarter, online sales increased 18%, compared to a 4% increase last year. For the year, sales increased 15% to $385 million, compared to $334 million last year. The company’s online business includes ae.com, aerie.com and 77kids.com.

Inventory

Total merchandise inventories at the end of the fourth quarter were $378 million, an increase of 24% on a cost per foot basis, due in part to a high single-digit increase in the average unit cost. First quarter ending inventory cost is expected to moderate as compared to the back half of 2011 and cost per foot is planned to increase in the mid teens.

Capital Expenditures

For the fourth quarter, capital expenditures were $3 million, compared to $19 million last year. Fiscal 2011 capital expenditures totaled $100 million, compared to $84 million last year. For Fiscal 2012, the company expects capital expenditures to be approximately $100 million.

Real Estate

For the year, total square footage increased 1% and is expected to decrease slightly in 2012, reflecting 15 store openings, offset by 20 to 30 store closures. For additional fourth quarter 2011 actual and 2012 real estate information, see the accompanying table.

Cash and Investments

The company ended the fourth quarter with total cash and investments of $746 million. During the year, the company repurchased 1.4 million shares for $15 million. Additionally, the company paid cash dividends of $86 million.

Future Outlook

For the year, the company is planning a modest sales increase, and margin improvement. Increased product costs will continue to pressure margins in the first half of the year, and lower products costs should benefit margins in the second half. The company is also targeting lower markdowns driven by improved inventory productivity. The company expects to provide annual EPS guidance along with the first quarter earnings announcement in May.

February provided a solid start to the first quarter of 2012, with positive comps driven by well-balanced selling of spring product and clearance. However, the company’s outlook remains cautious with spring breaks and Easter still ahead. First quarter EPS guidance of $0.08 to $0.10 per diluted share assumes continued margin pressure from product costs, higher markdowns and the potential for increased promotions.

Conference Call Information

At 9:00 a.m. Eastern Time on March 7, 2012, the company’s management team will host a conference call to review the financial results. To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time. The conference call will also be simultaneously broadcast over the Internet at www.ae.com. Anyone unable to listen to the call can access a replay beginning March 7, 2012 at 12:00 p.m. Eastern Time through March 28, 2012. To listen to the replay, dial 1-877-870-5176, or internationally dial 1-858-384-5517, and reference confirmation code 372065. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per diluted share (“non-GAAP” or “adjusted”). This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and is not necessarily comparable to similar measures presented by other companies. The company believes that this non-GAAP information is useful as an additional means for investors to evaluate the company’s operating performance, when reviewed in conjunction with the company’s GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the company’s business and operations.

*  *  *  *

American Eagle Outfitters, Inc., through its subsidiaries, (“AEO, Inc.”) offers high-quality, on-trend clothing, accessories and personal care products at affordable prices. The American Eagle Outfitters® brand targets 15 to 25 year old girls and guys, with 911 stores in the U.S. and Canada and online at www.ae.com. aerie® by american eagle offers Dormwear® and intimates collections for the AE® girl, with 158 standalone stores in the U.S. and Canada and online at www.aerie.com. The latest brand, 77kids® by american eagle®, is available online at www.77kids.com, as well as at 21 stores across the nation. The 77kids brand offers “kid cool,” durable clothing and accessories for kids ages zero to 14. AE.COM®, the online home of the brands of AEO, Inc. ships to 77 countries worldwide.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter 2012 results. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company’s control. Such factors include, but are not limited to the risk that the company’s operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company’s Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.

CONTACT:	American Eagle Outfitters Inc.

            Judy Meehan, 412-432-3300

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	January 28,	January 29,
	2012	2011
	(unaudited)
ASSETS
Cash and cash equivalents	$719,545	$667,593
Short-term investments	25,499	67,102
Merchandise inventory	378,426	301,208
Accounts receivable	40,310	36,721
Prepaid expenses and other	74,947	53,727
Deferred income taxes	48,761	48,059

Total current assets	1,287,488	1,174,410

Property and equipment, net	582,162	643,120
Intangible assets, net	39,832	7,485
Goodwill	11,469	11,472
Non-current deferred income taxes	13,467	19,616
Other assets	16,384	23,895

Total Assets	$1,950,802	$1,879,998

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$183,783	$167,723
Accrued compensation and payroll taxes	42,625	34,954
Accrued rent	76,921	70,390
Accrued income and other taxes	20,135	32,468
Unredeemed gift cards and gift certificates	44,970	41,001
Current portion of deferred lease credits	15,066	16,203
Other current liabilities and accrued expenses	21,901	25,098

Total current liabilities	405,401	387,837

Deferred lease credits	71,880	78,606
Non-current accrued income taxes	35,471	38,671
Other non-current liabilities	21,199	23,813

Total non-current liabilities	128,550	141,090

Commitments and contingencies	—	—
Preferred stock	—	—
Common stock	2,496	2,496
Contributed capital	552,797	546,597
Accumulated other comprehensive income	28,659	28,072
Retained earnings	1,771,464	1,711,929
Treasury stock	(938,565)	(938,023)

Total stockholders’ equity	1,416,851	1,351,071

Total Liabilities and Stockholders’ Equity	$1,950,802	$1,879,998

Current Ratio	3.18	3.03

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars and shares in thousands, except per share amounts)

(unaudited)

	$00,00,000	$00,00,000	$00,00,000	$00,00,000
	13 Weeks Ended
	January 28,	% of	January 29,	% of
	2012	Sales	2011	Sales
Net sales	$1,042,727	100.0%	$916,088	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	687,175	65.9%	554,842	60.6%

Gross profit	355,552	34.1%	361,246	39.4%
Selling, general and administrative expenses	219,655	21.1%	194,009	21.2%
Loss on impairment of assets	20,730	2.0%	—	0.0%
Depreciation and amortization	34,893	3.3%	33,123	3.6%

Operating income	80,274	7.7%	134,114	14.6%
Other income, net	338	0.0%	1,027	0.1%

Income before income taxes	80,612	7.7%	135,141	14.7%
Provision for income taxes	29,328	2.8%	48,103	5.2%

Net income	$51,284	4.9%	$87,038	9.5%

Net income per basic share	$0.26		$0.45
Net income per diluted share	$0.26		$0.44

Weighted average common shares outstanding—basic	193,798		194,878
Weighted average common shares outstanding—diluted	195,913		196,789

	$00,00,000	$00,00,000	$00,00,000	$00,00,000
	52 Weeks Ended
	January 28,	% of	January 29,	% of
	2012	Sales	2011	Sales
Net sales	$3,159,818	100.0%	$2,967,559	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses	2,031,477	64.3%	1,796,600	60.5%

Gross profit	1,128,341	35.7%	1,170,959	39.5%
Selling, general and administrative expenses	735,828	23.3%	713,197	24.0%
Loss on impairment of assets	20,730	0.7%	—	0.0%
Depreciation and amortization	140,647	4.4%	140,501	4.8%

Operating income	231,136	7.3%	317,261	10.7%
Realized loss on sale of investment securities	—	0.0%	(24,426)	-0.8%
Other income, net	5,874	0.2%	2,249	0.0%

Income before income taxes	237,010	7.5%	295,084	9.9%
Provision for income taxes	85,305	2.7%	113,150	3.8%

Income from continuing operations	151,705	4.8%	181,934	6.1%
Loss from discontinued operations, net of tax	—	0.0%	(41,287)	-1.4%

Net income	$151,705	4.8%	$140,647	4.7%

Basic income per common share:
Income from continuing operations	$0.78		$0.91
Loss from discontinued operations	—		(0.21)

Net income per basic share	$0.78		$0.70

Diluted income per common share:
Income from continuing operations	$0.77		$0.90
Loss from discontinued operations	—		(0.20)

Net income per diluted share	$0.77		$0.70

Weighted average common shares outstanding—basic	194,445		199,979
Weighted average common shares outstanding—diluted	196,314		201,818

AMERICAN EAGLE OUTFITTERS, INC.

GAAP TO NON-GAAP EPS RECONCILIATION

(unaudited)

	13 Weeks Ended	52 Weeks Ended
	January 28, 2012	January 28, 2012
GAAP diluted EPS	$0.26	$0.77
Add back: Executive transition costs	0.02	0.02
Add back: Store impairment charges	0.07	0.07

Non-GAAP diluted EPS	$0.35	$0.86

	13 Weeks Ended	52 Weeks Ended
	January 29, 2011	January 29, 2011

GAAP diluted EPS from continuing operations	$0.44	$0.90
Add back: Realized loss on sale of investment securities	—	0.12

Non-GAAP diluted EPS from continuing operations	$0.44	$1.02

AMERICAN EAGLE OUTFITTERS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(unaudited)

	52 Weeks Ended
	January 28,	January 29,	January 30,
	2012	2011	2010
Operating activities:
Net income	$151,705	$140,647	$169,022
Loss from discontinued operations	—	41,287	44,376

Income from continuing operations	151,705	181,934	213,398

Adjustments to reconcile income from continuing operations to net cash from operating activities:
Depreciation and amortization	143,156	145,548	139,832
Share-based compensation	12,341	25,457	34,615
Provision for deferred income taxes	4,207	11,885	(36,027)
Tax benefit from share-based payments	356	15,648	7,995
Excess tax benefit from share-based payments	(373)	(12,499)	(2,812)
Foreign currency transaction (gain) loss	(325)	117	6,477
Loss on impairment of assets	20,730	—	—
Realized investment losses	—	25,674	3,689
Changes in assets and liabilities:
Merchandise inventory	(77,311)	18,713	(33,699)
Accounts receivable	(3,589)	(3,790)	6,656
Prepaid expenses and other	(21,261)	(9,045)	12,916
Other assets	2,444	(1,380)	1,146
Accounts payable	17,934	5,232	8,358
Unredeemed gift cards and gift certificates	3,979	1,713	(3,591)
Deferred lease credits	(7,837)	(7,451)	4,667
Accrued compensation and payroll taxes	7,677	(19,618)	25,841
Accrued income and other taxes	(15,515)	11,999	12,858
Accrued liabilities	938	12,457	(1,993)

Total adjustments	87,551	220,660	186,928

Net cash provided by operating activities from continuing operations	$239,256	$402,594	$400,326
Investing activities:
Capital expenditures for property and equipment	(100,135)	(84,259)	(127,080)
Acquisition of intangible assets	(34,187)	(2,801)	(2,003)
Purchase of available-for-sale securities	(193,851)	(62,797)	0
Sale of available-for-sale securities	240,797	177,472	80,353

Net cash (used for) provided by investing activities from continuing operations	$(87,376)	$27,615	$(48,730)
Financing activities:
Payments on capital leases	(3,256)	(2,590)	(2,015)
Repayment of note payable	—	(30,000)	(45,000)
Repurchase of common stock as part of publicly announced programs	(15,160)	(216,070)	—
Repurchase of common stock from employees	(2,189)	(18,041)	(247)
Net proceeds from stock options exercised	5,098	7,272	9,044
Excess tax benefit from share-based payments	373	12,499	2,812
Cash used to net settle equity awards	—	(6,434)	(1,414)
Cash dividends paid	(85,592)	(183,166)	(82,985)

Net cash used for financing activities from continuing operations	$(100,726)	$(436,530)	$(119,805)

Effect of exchange rates on cash	798	1,394	3,030

Cash flows of discontinued operations
Net cash used for operating activities	—	(21,434)	(13,864)
Net cash used for investing activities	—	(6)	(339)
Net cash used for financing activities	—	—	—
Effect of exchange rate on cash	—	—	—

Net cash used for discontinued operations	$—	$(21,440)	(14,203)

Net increase (decrease) in cash and cash equivalents	$51,952	$(26,367)	$220,618
Cash and cash equivalents—beginning of period	667,593	693,960	473,342

Cash and cash equivalents—end of period	$719,545	$667,593	$693,960

AMERICAN EAGLE OUTFITTERS, INC.

COMPARABLE STORE SALES RESULTS BY BRAND

(unaudited)

	Fourth Quarter Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	10%	-7%

AE Brand	10%	-7%
aerie	6%	-6%
AEO Direct (1)	18%	4%

	Fiscal Year Comparable Store Sales
	2011	2010
American Eagle Outfitters, Inc.	3%	-1%

AE Brand	3%	-1%
aerie	2%	4%
AEO Direct (1)	15%	0%

(1)	AEO Direct is comprised of ae.com, aerie.com and 77kids.com. AEO Direct is not included in consolidated comparable store sales.

AMERICAN EAGLE OUTFITTERS, INC.

REAL ESTATE INFORMATION

(unaudited)

	Fourth Quarter	Year-to-date	Fiscal 2012
	Fiscal 2011	Fiscal 2011	Guidance
Consolidated stores at beginning of period	1,116	1,086	1,090
Consolidated stores opened during the period
AE Brand	—	11	14
aerie	—	10	—
77kids	—	12	1
Consolidated stores closed during the period
AE Brand	(26)	(29)	(20) - (30)

Total consolidated stores at end of period	1,090	1,090	1,075 - 1,085

Stores remodeled and refurbished during the period	1	106	100
Total gross square footage at end of period	6,398,034	6,398,034	Not Provided